Exhibit 10.20

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

CONFIDENTIAL

AMENDED AND RESTATED

GAS SALE AND PURCHASE AGREEMENT

between

MCCARTY ROAD LANDFILL TX, LP (“Republic”)

and

GSF ENERGY, L.L.C. (“Developer”)

AMENDED AND RESTATED

GAS SALE AND PURCHASE AGREEMENT

(McCarty Road Landfill, Houston, Texas)

THIS AMENDED AND RESTATED GAS SALE AND PURCHASE AGREEMENT (this “Agreement”), is entered into between McCarty Road Landfill TX, LP, a Delaware limited partnership (“Republic”), and GSF Energy, L.L.C., a Delaware limited liability company (“Developer”), effective as of January 1, 2016 (“Effective Date”).

RECITALS

A. Republic owns and operates landfill gas collection and management systems at the Landfill (as defined herein) from which Republic collects and manages Landfill Gas (as defined herein).

B. Republic and Developer previously entered into a Landfill Gas Rights Agreement dated February 1, 1999 (the “Existing LFG Agreement”) relating to Landfill Gas collected from what has been known as “Area A” of the Landfill, as depicted on Exhibit A (“Area A”), and Developer owns and operates one or more collection systems at the Landfill from which Landfill Gas is collected for its use (“Area A Gas Collection System”). Republic desires to acquire title to the Area A Gas Collection System to consolidate with its own Landfill Gas collection system(s).

C. [***].

D. Republic has expanded its landfill operations into what has been known as Area D (as defined herein) of the Landfill.

E. [***].

F. Developer desires to purchase from Republic all Landfill Gas collected from the Landfill [***] (subject to certain rights and limitations relating to measurable amounts of “Excess Landfill Gas”) for the purpose of securing a long-term supply of fuel for processing and production of Biomethane (as defined herein), utilizing the Developer Facility (as defined herein).

G. Upon execution of this Agreement, the Existing LFG Agreement will be terminated and replaced by this Agreement.

H. Concurrent with the execution of this Agreement, (i) Developer and Republic will enter into the Site Lease (as defined herein), which will replace any existing site lease agreement or easement agreement entered into with Developer at the Landfill prior to the date hereof, (ii) Developer and Republic will enter into the [***], which will replace and supersede that certain Agreement for Operation and Maintenance of Environmental Systems between Republic and Developer at the Landfill in effect since January 1, 2012, and (iii) Guarantor will enter into the Guaranty (as defined herein).

TERMS AND CONDITIONS

NOW, THEREFORE, for valuable consideration, the parties hereto agree as follows:

ARTICLE 1.

Definitions

The following words and terms shall have the meanings specified in this Article 1 when used in this Agreement, unless a different meaning is apparent from the context. The meanings specified are applicable to both the singular and the plural and to the masculine and feminine forms.

1.1 “Affiliate” means any Person that controls or is controlled by, or is under common control with, a party hereto, with the word “control” (and correspondingly, “controlled by” and “under control with”), as used with respect to any Person, meaning (1) ownership of fifty percent (50%) or more of all of the voting stock of any corporation, or fifty percent (50%) or more of all of the legal and equitable interest in any other business entity, or (2) the power to direct or cause the direction of the day-to-day management and policies of such Person.

1.2 “Annual Scheduled Shutdown” means that period of time that either party hereto shall be entitled to shut down their respective facilities completely during each calendar year of this Agreement for maintenance purposes for a one-time period not to exceed fourteen (14) consecutive days per contract year. If an Annual Scheduled Shutdown takes fewer days than the maximum number allowed, the unused days may not be used for any other shutdown periods.

1.3 “Applicable Laws” means any and all applicable federal, state, county and local laws, statutes, rules, regulations, licenses, ordinances, judgments, orders, decrees, directives, guidelines or policies (to the extent mandatory), permits and other governmental and regulatory approvals, including without limitation, any and all Environmental Laws and securities laws, or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Entity with jurisdiction over Republic, the Collection System, Developer, the Developer Facility, the Site, the Landfill, or the performance of the work hereunder and the transactions contemplated hereunder.

1.4 “Area A” shall have the meaning set forth in Recital B of this Agreement.

1.5 “Area A Gas Collection System” shall have the meaning set forth in Recital B of this Agreement.

1.6 “Areas B and C” shall have the meaning set forth in Recital C of this Agreement.

1.7 “Area D” means the vertical expansion of that portion of the Landfill covering Areas A, B, and C as detailed in permit [***], issued September 3, 2008.

1.8 “Biomethane” means renewable natural gas meeting specifications of interstate pipelines which has been processed by Developer at the Developer Facility.

1.9 “Claims” means any and all costs, losses, expenses, suits, actions, proceedings, damages, penalties, fines, and liabilities, including, without limitation, reasonable attorneys’ fees, expert witness fees, litigation expenses, and court and other costs, whether taxable or not.

1.10 “Collateral Assignee” means one or more lenders or the security agent of such lender(s) to whom either party may have assigned this Agreement as collateral or security for financing.

1.11 “Collection System” means the fixtures, equipment and assets of Republic, whether owned or leased by Republic, that are used as of the Effective Date or in the future by Republic to extract and collect Landfill Gas from the Landfill and including, without limitation, the wells, pipes, headers and gathering systems, flares, vacuum pipelines, blowers, condensate knockout vessels or systems, and all other fixtures, equipment and assets that are used for the purpose of collecting, producing, treating, or delivering or facilitating the collection, production, treatment, or delivery of Landfill Gas, as such exists as of the Effective Date (including the Area A Gas Collection System acquired from Developer pursuant to this Agreement) or as the same is modified, expanded and replaced; but excluding in all cases the Developer Facility or the Developer Facility Equipment.

1.12 “Commercial Operations Date” means the date on which Developer first accepts Landfill Gas into its Replacement Facility in accordance with the terms hereof, which shall occur on the day specified by Developer by at least ten (10) days advance written notice.

1.13 “Condensate” means any liquids that condense or otherwise separate from the Landfill Gas during collection, transporting or processing by the Collection System or the Developer Facility.

1.14 “Confidential Information” means all data, information, reports or documents developed or collected by one party and provided or made available to the other party or its agents (i) in connection with the Landfill, the Collection System, and/or Republic’s operations, or the Developer Facility and/or Developer’s operations, or (ii) as a result of any of the rights granted to, or obligations undertaken by, either party pursuant to this Agreement, whether or not designated as confidential, but shall not include information to the extent such information (a) is in the public domain at the time of disclosure through no improper act or omission on the part of the receiving party, or (b) following disclosure, becomes generally known or available through no improper act or omission on the part of the receiving party, or (c) is known, or becomes known, to the receiving party from a source other than the disclosing party or its representatives, provided that disclosure by such source is not known (or should not have been known) by the receiving party to be in breach of a confidentiality agreement with the disclosing party, or (d) is independently developed by the receiving party or its directors, officers, employees, agents, legal counsel or consultants without reference to the originating party’s Confidential Information.

1.15 “Constituent Products” means any and all components or products, other than Landfill Gas, Biomethane and Environmental Attributes, recovered or generated in association with Landfill Gas or the processing of Landfill Gas.

1.16 “Cost Index” means the annual adjustment in proportion to changes in the Consumer Price Index for Houston-Galveston-Brazoria (All Urban Consumers—All Items) promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. The adjustment shall be effective on January 1st of each calendar year following 1st anniversary of the Effective Date. In the event that the Consumer Price Index is not issued or published, or in the event that the Bureau of Labor Statistics of the U.S. Department of Labor should cease to publish said index figures, then any similar index published by any other branch or department of the U.S. Government shall be used and if none is so published, then another index generally recognized and authoritative shall be substituted by mutual agreement between Republic and Developer.

1.17 “Delivery Point” means the designated interconnection point (i.e., flange) currently in place (or a new interconnection point installed by Developer, at its sole cost and expense, at a mutually agreeable location, to replace the current interconnection point), with respect to the Developer Facility where Republic makes available Landfill Gas to Developer. If for any reason a second interconnection point is approved by Republic, the term “Delivery Point” shall mean each Delivery Point individually or collectively, unless the context of the reference specifically relates to a single Delivery Point.

1.18 “Design Capacity” means the design or nameplate Landfill Gas intake processing capacity of the Developer Facility as it may be increased from time to time as contemplated in this Agreement. As of the date hereof, the Design Capacity of the Existing Facility is approximately 5,555 standard cubic feet per minute (scfm) (the “Existing Design Capacity”).

1.19 “Developer Condensate” has the meaning set forth in Section 5.6.

1.20 “Developer Facility” means the Existing Facility if only the Existing Facility is in operation, or the Replacement Facility, if only the Replacement Facility is in operation, or both the Existing Facility and the Replacement Facility if both are in operation at the same time.

1.21 “Developer Facility Equipment” means all equipment including, but not limited to, all furniture, fixtures, equipment used in connection with the Developer Facility, computer hardware and software and databases related to the operations of the Developer Facility, vehicles used primarily in connection with the Developer Facility, operating instructions and manuals, books and records related to the operation of the Developer Facility, and all governmental permits, approvals and authorizations related to the Site, the Developer Facility Equipment and/or the Developer Facility.

1.22 “Dispute” means any legal action arising under or in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection with this Agreement, or in any way connected with or related or incidental to the dealings of the parties with respect to this Agreement or such other instrument, document or agreement or the transactions contemplated herein.

1.23 “Effective Date” means the date designated in the preamble of this Agreement.

1.24 “Environmental Attributes” means all monetized, tradable benefits related to either direct reduction or avoidance of proscribed air, soil, or water emissions, chemicals or other substances that can be sold in mandatory or voluntary markets including any and all fuel, emissions, air quality, renewable or other environmental characteristics, credits, benefits, reductions, offsets, and allowances, including those resulting from the processing or use of Biomethane and/or the generation, sale or use of natural gas generated from Biomethane.

1.25 “Environmental Laws” means any and all applicable federal, state, county, municipal and local laws, statutes, rules, regulations, ordinances, codes, restrictions, permitting requirements, licensing requirements, consent decrees, decrees, judgments, permits, licenses, covenants, deed restrictions, and any other governmental requirements or obligations of any kind or nature relating to (i) environmental pollution, contamination or other impairment of any kind or nature, (ii) regulation or protection of health, safety, natural resources, or the environment, or (iii) any hazardous waste or other toxic substances of any nature, whether liquid, solid and/or gaseous, including, without limitation, smoke, vapor, fumes, soot, radiation, acids, alkalis, chemicals, wastes, by-products and recycled materials, as now existing or hereafter in effect. These Environmental Laws shall including, without limitation, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, all as amended from time to time, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission, regulations of any state department of natural resources or state environmental protection agency, now or at any time hereafter in effect and all applicable local ordinances, rules, regulations and permitting or licensing requirements.

1.26 “Event of Default” means an occurrence of any of the events as set forth in Section 7.1 of this Agreement.

1.27 “Excess Increment” shall have the meaning set forth in Section 2.7 of this Agreement.

1.28 “Excess Landfill Gas” means the quantity of Processable Landfill Gas made available by Republic to Developer at the Delivery Point that exceeds the Design Capacity of Developer Facility as of that date.

1.29 “Excess Option Period” shall have the meaning set forth in Section 2.7 of this Agreement.

1.30 “Existing Facility” means the equipment, facilities and associated structures currently installed as of the Effective Date by Developer at the Site and the pipeline and related equipment currently installed at the Site and any easements granted to Developer by Republic (but not including the Collection System) for the purpose of processing Landfill Gas into Biomethane and delivery of such Biomethane to an Off-Take Purchaser.

1.31 “Existing LFG Agreement” shall have the meaning set forth in Recital B of this Agreement.

1.32 “Flare Turndown Requirements” means the minimum continuous volume of Landfill Gas necessary to operate Republic’s flare(s) at the Landfill in compliance with Applicable Laws and good engineering practices.

1.33 “Force Majeure” means any cause not reasonably within the control of and without the fault or negligence of the party claiming suspension of the performance of its duties hereunder and that by the exercise of reasonable diligence such party is unable to prevent or overcome, including, without limitation, acts of God, acts of war or conditions attributable to war, labor disputes, sudden actions of the elements, sabotage by third parties, civil commotion, weather events, explosions, enactment of statutes, laws, or regulations, action by federal, state, municipal or regulatory courts, mechanical failure, unavailability or delays in delivery of product, labor, fuel, electricity, services or materials, delay of federal, state, municipal or other regulatory bodies in the issuance of necessary permits, and actions of legislative bodies, but not including, under any circumstances, financial inability to perform. For the purposes of this Agreement, the requirement that “Force Majeure” be a cause not within the control of the affected party that by the exercise of reasonable diligence such party is unable to prevent or overcome shall apply to all of the above examples, but shall not require the settlement of strikes and lockouts by acceding to the demands of third parties directly or indirectly involved in such strikes or lockouts when such course is deemed inadvisable in the sole discretion of the party subject to such strikes or lockouts.

1.34 “Government Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau or instrumentality.

1.35 “Guarantor” means Montauk Energy Capital, LLC, a Delaware limited liability company, an Affiliate of Developer.

1.36 “Guaranty” means the form of guaranty pursuant to which the Guarantor shall guaranty the payment and performance obligations of Developer under this Agreement and the Site Lease, substantially identical in form and content to the Guaranty of Gas Sale and Purchase Agreement attached hereto as Exhibit C.

1.37 “Landfill” means the real property commonly known as the McCarty Road Landfill located at 5757A Oates Road, Houston, Texas, which is more particularly described on Exhibit A attached hereto, as now constituted and including any contiguous expansions of the Landfill that receive all final and non-appealable licenses, permits and approvals from all Governmental Entities following the Effective Date during the Term (an “Approved Expansion”). Notwithstanding anything to the contrary set forth in this Agreement, the landfill gas generated from any non- contiguous (e.g., divided by a public roadway, railway, water body) expansion of the Landfill is not an Approved Expansion and is not subject to the terms of this Agreement.

1.38 “Landfill Gas” means methane gas generated from the decomposition of refuse and other solid wastes deposited in, or located on, the Landfill.

1.39 “Minimum Payment” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.40 “MMbtu” means one million British Thermal Units.

1.41 “Monthly Statement” means a written statement provided by Developer to Republic prior to the thirtieth (30th) day of each calendar month setting forth the following with respect to the previous month: (i) the number of scfm of Processable Landfill Gas delivered to the Delivery Point; (ii) average number of scfm of Excess Gas delivered to the Delivery Point (iii) the calculation of the Royalty Payment, including any true-ups per Section 2.2(e); (iv) any credits and/or benefits realized under Section 2.4(a) and (c) of this Agreement; (v) the balance of all Environmental Attributes expressed in a number of units; and (vi) any other information reasonably requested by Republic.

1.42 “Nonmonetary Default” means a curable failure beyond the reasonable control of the defaulting party, of a nature that cannot reasonably be cured within a sixty (60) day period, but is curable, and cannot be cured by the payment of money.

1.43 “Notice of Default” means written notice to the defaulting party specifying an Event of Default pursuant to Section 7.1(c) of this Agreement.

1.44 “Off-Take Price” means an amount expressed as dollars per MMbtu determined as follows: (a) Off-Take Revenue, divided by (b) the number of MMbtus of Biomethane sold and/or delivered from the Developer Facility to an Off-Take Purchaser in such calendar month.

1.45 “Off-Take Purchaser” means one or more purchasers of Biomethane, Environmental Attributes and/or Constituent Products generated from the Developer Facility.

1.46 “Off-Take Revenue” means an amount expressed as dollars determined as follows: the amount paid or owed, or other consideration received or owed, to Developer during a calendar month with respect to sales of Biomethane, Environmental Attributes and/or Constituent Products generated from the Developer Facility to an Off-Take Purchaser in such calendar month [***]. In no way limiting the foregoing, their [***] incurred by Developer in excess of costs associated with actual volumes of Biomethane transported [***].

1.47 [***].

1.48 “Over-Haul Shutdown” means that period of time that either party hereto shall be entitled to shut down their respective facilities completely for maintenance purposes one time every two (2) calendar years for a period not to exceed ten (10) days. If an Over-Haul Shutdown takes fewer days than the maximum number allowed, the unused days may not be used for any other shutdown periods. An Over-Haul Shutdown period may immediately precede or follow an Annual Scheduled Shutdown; provided, however that such Over-Haul Shutdowns do not include major modifications or major refurbishments of the Developer Facility.

1.49 “Person” means any natural person or any association, firm, partnership, joint venture, corporation, limited liability company, or other legally recognized entity, whether for profit or not for profit.

1.50 “Processable Landfill Gas” means Landfill Gas with a [***].

1.51 “Recipients” means consultants, agents, representatives, actual or potential financiers, or employees of the receiving party who (i) shall be obligated to keep Confidential Information confidential, and (ii) need access to such Confidential Information to assist the receiving party in the exercise of its rights and the performance of its obligations under this Agreement.

1.52 “Renewable Energy Credits/Certificates” means credits or certificates issued for the economic value of any benefit resulting from the production of Biomethane from a renewable fuel source under state or federal law, as the same may be amended from time to time.

1.53 “Replacement Facility” means the equipment, facilities and associated structures that may be constructed and installed after the date of this Agreement by Developer at the Site and the pipeline and related equipment installed at the Site and any easements granted to Developer by Republic (but not including the Collection System) for the purpose of processing Landfill Gas into Biomethane and delivery of such Biomethane to an Off-Take Purchaser. The Replacement Facility may replace or supplement the Existing Facility. In any event, the Design Capacity of the individual Replacement Facility or the combined Facilities may not be less than the Design Capacity of the Existing Facility as of the date hereof.

1.54 “Royalty Payment” shall have the meaning set forth in Section 2.2(a).

1.55 “Sales Point” means the designated interconnection point where Biomethane produced by Developer enters into the natural gas pipeline, or any other point where Developer is required to make available for sale Biomethane, Environmental Attributes and/or any Constituent Product.

1.56 “Site” has the meaning given that term in the Site Lease.

1.57 “Site Lease” means the Site Lease Agreement dated as of the Effective Date, substantially identical in form and content to the Site Lease Agreement attached hereto as Exhibit D, pursuant to which Developer, as Lessee, leases from Republic, as Lessor, the Site located at the Landfill and obtains easement rights to the portion of the surface acreage on which the Developer Facility is located.

1.58 “Tax or Taxes” means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

1.59 “Term” shall have the meaning set forth in Section 3.1.

ARTICLE 2.

Purchase and Sale

2.1 Termination of Existing LFG Agreement; Purchase, Sale and Use of Landfill Gas. Upon execution of this Agreement, the Existing LFG Agreement shall terminate; provided that such termination shall not affect the parties rights, duties or obligations relating to the performance of the terms and conditions of that Agreement through the date of termination, or any rights, duties, or obligations intended to survive the termination of that Agreement (except to the extent modified by this Agreement). Subject to the terms, conditions and limitations contained in this Agreement, and for the consideration described in this Agreement, Republic hereby grants to Developer the right to purchase Landfill Gas for the purposes of processing, producing, and selling Biomethane, Environmental Attributes and/or Constituent Products derived from Landfill Gas from and after the Effective Date. Developer hereby agrees to receive from Republic, and Republic agrees to provide to Developer, Landfill Gas collected by the Collection System from and after the Effective Date, which will be made available to Developer at the Delivery Point; provided that during the Annual Scheduled Shutdown per calendar year and the Over-Haul Shutdown, Developer shall have no obligation to receive, and Republic shall have no obligation to deliver, any Landfill Gas to Developer.

2.2 Royalties/Minimum Payments/Capital Cost Recovery.

(a) Royalty Payment. In consideration for Developer’s rights relating to Landfill Gas hereunder, Developer shall pay to Republic an amount equal to the greater of (i) the Royalty Payment or (ii) the Minimum Payment each month. The Royalty Payment shall be calculated as follows:

[***]

(b) Minimum Payment.

(i) [***], Developer shall pay Republic on a monthly basis an amount equal to the greater of $[***] (the “Minimum Payment”) or the calculated Royalty Payment for the applicable month. The Minimum Payment shall be adjusted [***]. The Minimum Payment will be subject to a pro-rata adjustment for any partial month. In addition, no Minimum Payment will be due to Republic for the portion of a month during which an event of Force Majeure exists.

(ii) [***], if Seller is delivering Processable Landfill Gas in an amount equal to [***] of the Existing Design Capacity during a particular month, the Minimum Payment amount shall be the greater of $[***] or the calculated Royalty Payment for the applicable month. The Minimum Payment shall be adjusted [***]. The Minimum Payment will be subject to a pro-rata adjustment for any partial month. In addition, no Minimum Payment will be due to Republic for the portion of a month during which an event of Force Majeure exists.

(c) Capital Cost Recovery. At any time during the term of this Agreement [***], to the extent Developer incurs any costs to install any additional processing equipment reasonably required to ensure that the Landfill Gas delivered by Republic can be processed by the Developer Facility, such costs shall be offset against [***] of any Royalty Payments otherwise due Republic until [***] of any such costs are recovered by Developer as evidenced by proper documentation submitted to Republic; provided that any additional processing equipment shall be located inside of the boundaries of the Site and after the Delivery Point. Developer shall give Republic at least six (6) months advance written notice of its intent to install the additional processing equipment before doing so; provided that if Republic is able to cure any deficiencies and make available to Developer Processable Landfill Gas sufficient to meet [***] of Existing Design Capacity, Developer’s right to recover its capital cost for the additional processing equipment pursuant to this paragraph shall be suspended. Nothing in this paragraph (c) shall be deemed to be a guaranty of the quality of Landfill Gas made available to Developer hereunder, and other than the termination provisions in Section 7.4, the ability to install the additional processing equipment and partially offset the cost of such processing equipment against future Royalty Payments as provided above shall be Developer’s sole recourse for the unavailability of Processable Landfill Gas, and if for any reason there are not sufficient subsequent Royalty Payments to reimburse Developer for the cost of such equipment as provided above, Developer shall not be entitled to any other recourse from Republic.

(d) Monthly Statement. In the event of any dispute regarding the content of a Monthly Statement, the parties agree to provide any additional information reasonably requested and work in good faith to resolve such dispute. If, for any reason, all information required for payment and statement purposes for any calendar month is not available, Developer shall nevertheless pay Republic for Landfill Gas on the basis of estimated Off-Take Revenues. Developer shall, as soon thereafter as possible, submit a completed and final statement to Republic. Any overpayment by Developer pursuant to such estimated statement shall be credited (without interest) against Developer’s payment obligations to Republic for subsequent periods, and any underpayment shall be paid by Developer within fifteen (15) days after Developer’s delivery of the final statement, with interest per Section 2.3 below from the date that payment should have been calculated and made. Developer shall submit all necessary information and documentation to substantiate each Monthly Royalty payment when such payment is made to Republic.

(e) Royalty True-Up. [***]. The Royalty Payment for the associated month(s) will be recalculated by Developer and any net amounts due either party as a result of the recalculation will be shown as an adjustment to the current month’s Royalty Payment on the applicable Monthly Statement until such time as all of the Deferred Items associated with that month have been sold. [***].

(f) Audit. Republic shall have the right, upon reasonable written notice to Developer, to inspect the records used in determining the Royalty Payment, including any Off- Take Revenues, for the purpose of verifying the accuracy of the Royalty Payments to Republic. Any such records shall be kept confidential to the extent permitted by law. Such inspections shall be conducted during normal business hours at Developer’s place of business or Developer’s Facility.

(g) Additional Information. To the extent reasonably practicable, Developer will provide Republic real-time Internet or dial-in access to data regarding the quantity and quality of the Landfill Gas received from Republic and processed at the Developer Facility.

2.3 Amounts Payable. Any amounts payable by Developer to Republic shall be paid in cash in full with the delivery of the Monthly Statement. Any amounts payable under this Agreement that are not timely paid as set forth in this Agreement shall bear interest calculated from the date when due until such amounts are paid at [***]. In no event shall the rate of interest charged hereunder exceed the maximum rate allowed by Applicable Law. In the event of any termination or expiration of this Agreement, any amounts owing and to be paid, or credits owing and to be provided, by Developer to Republic pursuant to this Agreement prior to such termination or expiration shall be paid and/or provided (prorated where appropriate) within thirty (30) days after such termination or expiration.

2.4 Credits/Benefits.

(a) Retained by Republic. Republic shall retain all rights to any tax, emission or other credits, certificates, or similar benefits, including, without limitation, any Environmental Attributes and/or Constituent Products, with respect to any and all activities relating [***].

(b) Retained by Developer. Developer shall retain all rights to any tax, emission, or other credits, certificates, or similar benefits, including, without limitation, any Environmental Attributes and/or Constituent Products, related to [***].

(c) Jointly Retained. To the extent any credits, certificates or similar benefits [***], and the allocation of the benefit therefrom cannot be readily determined pursuant to the provisions of Sections 2.4(a) and (b) above, the benefit of such credits, certificates or similar benefits shall be shared equally by Republic and Developer, unless otherwise mutually agreed by Republic and Developer. Notwithstanding the forgoing, neither party shall claim credits or certificates under this Section 2.4(c) if obtaining such credits would require the other party to lose or reduce any of the credits or certificates referenced in Sections 2.4(a) or (b) above or require the party not receiving such credits or certificates to purchase, trade, or otherwise acquire credits or certificates related to the operation of the Landfill or of the Developer Facility to comply with any mandatory scheme or system under which such credits or certificates could be obtained.

2.5 Landfill Gas Only. This Agreement and all rights granted to Developer hereunder apply exclusively to the purchase by Developer of Landfill Gas, the processing of Landfill Gas by Developer, and the production and/or sale of Biomethane, Environmental Attributes and/or Constituent Products by Developer. Except to the extent contemplated by the [***], if one is in place, Developer shall not be entitled to engage in any other activity on or with respect to the Landfill, and Developer shall have no right or interest in or relating to any other activities at the Landfill in which Republic may be involved, including, without limitation, any mineral, oil, or natural gas rights of Republic.

2.6 Priority of Landfill Operations. Notwithstanding anything herein to the contrary, Developer understands and agrees that Republic’s primary interest and obligation is the safe and efficient operation of the Landfill, the Collection System, and other landfill gas collection systems at the Landfill, [***], and that any interest of Developer in Landfill Gas shall remain secondary to the operation, management, permits, and/or compliance of or relating to the Landfill and its landfill gas collection systems, including, without limitation, the Collection System. For purposes of this Section 2.6 relating to the priority of Landfill operations, the operation of the Landfill shall be deemed to include, without limitation, the operations of any Affiliate of Republic or third party (or any affiliated or successor entity engaged in similar or related activities) at the Landfill. In addition, [***]. Notwithstanding anything herein to the contrary, Developer, and Developer’s rights and interests under this Agreement, shall not interfere with Republic’s compliance with any permits, authorizations, licenses, ordinances or regulations related to the Landfill, the Collection System, and other landfill gas collection systems at the Landfill, or with the lawful and safe operation of the Landfill, the Collection System, and/or other landfill gas collection systems at the Landfill, [***]. Republic shall be free at all times during the term hereof to take any action Republic deems necessary or desirable, in Republic’s sole judgment, in connection with the Landfill, including, without limitation, any action required to comply with any Applicable Law, or to respond to community concerns, without regard to the effect of such action on the quantity or quality of Landfill Gas extracted from the Landfill. Republic may operate its blowers and flares independent of Developer, if Republic deems it necessary. Subject (i) to the priority of Republic’s operations as set forth in this Agreement, including, without limitation, compliance with permit provisions, environmental regulations and requirements, and other Applicable Laws, and (ii) [***]. Notwithstanding anything to the contrary set forth in this Agreement, (i) in the event of any action or event that (a) in the reasonable judgment of Republic [***], or (b) in the reasonable judgment of Republic [***], or (ii) if the delivery of Landfill Gas to Developer pursuant to the terms of this Agreement may, in the reasonable judgment of Republic, [***], then Republic may, in addition to any other remedy it may have hereunder, cease delivery of Landfill Gas to Developer, as applicable, during the existence of any of the foregoing conditions, and the suspension of the delivery of Landfill Gas pursuant to the terms of this sentence shall not be a breach of this Agreement and shall not give rise to any liabilities or obligations to Republic hereunder or otherwise, including, but not limited to, consequential or special damages.

2.7 Excess Landfill Gas. If at any time during the Term, Republic makes available to Developer at the Delivery Point a minimum, monthly average of [***] of Excess Landfill Gas for [***] months (the “Excess Increment”), Republic will provide written notice to Developer as to the existence of such Excess Increment. The quantity of such Excess Increment will be confirmed by mutual agreement of the parties. Developer will then have eighteen (18) months from the date of such notice from Republic (the “Excess Option Period”) in which to modify the Design Capacity of the Developer Facility to allow for utilization of each Excess Increment. At the conclusion of the Excess Option Period, providing that the Excess Increment has been maintained, if Developer has not increased its Design Capacity to utilize the Excess Increment, Republic may utilize the Excess Increment for any and all purposes, including, without limitation, making long-term commitments with respect to such Excess Increment, and Developer shall not have any priority with respect to such Excess Increment specified in such notice. However, for the avoidance of doubt, Developer will maintain priority rights to any future Excess Increment up to the Design Capacity of the Developer Facility. Notwithstanding the foregoing, Republic shall have the right to use for its own purposes [***] of Landfill Gas provided Developer continues to receive Processable Landfill Gas in an amount sufficient to operate Developer Facility at Design Capacity. For the avoidance of doubt, any Excess Increment shall be net [***] of Landfill Gas reserved for use by Republic.

2.8 Transition Fee. On January 15, 2016, Developer will pay Republic a one-time, lump sum, transition fee in the amount of [***], in cash or other readily available funds, to fund the transition [***].

ARTICLE 3.

Term, Termination and Representations and Warranties

3.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated in whole or part earlier as provided in this Agreement, shall continue and remain in full force for [***] from and after the Effective Date (the “Term”). If this Agreement has not been earlier terminated, Developer shall have the right to a [***] extension of the Term; provided that (i) notice of such extension is given no later than ninety (90) days prior to the end of the Term of the Agreement, and (ii) Developer is not at the time of the notice and any time through the beginning of the applicable extension period in default that has not otherwise been cured under the terms and conditions of this Agreement, the Site Lease, and any other contract or agreement between Republic and Developer.

3.2 Termination Rights; Removal of the Developer Facility. Republic shall have the right, upon sixty (60) days prior written notice, to terminate this Agreement in the event that Developer provides only the Minimum Payment for any [***] period or for [***] months (whether consecutive or not) during any consecutive [***] month period hereunder; provided, however, that Republic shall not have such termination right unless Republic has provided Developer with sufficient Processable Landfill Gas on a monthly basis to operate the Developer Facility at [***] of its Existing Design Capacity during such period. In the event of any termination or expiration of this Agreement for whatever reason, Developer shall remove the Developer Facility and the Developer Facility Equipment and restore the portion of the Landfill occupied by the Developer Facility to its condition prior to the construction of the Developer Facility and the Developer Facility Equipment within one hundred eighty (180) days after such termination or expiration. Following the removal of the Developer Facility and the Developer Facility Equipment, neither party shall have any further obligation hereunder; except for any liabilities or obligations accruing to a party prior to the termination or expiration of this Agreement and those obligations that expressly survive the termination or expiration of this Agreement.

3.3 Developer Representations. Developer hereby represents and warrants to Republic as of the Effective Date as follows:

(a) Existence. Developer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas. Developer has the power and lawful authority to enter into and perform its obligations under this Agreement and any other documents required by this Agreement to be delivered by Developer.

(b) Authorization. The execution, delivery, and performance by Developer of and under this Agreement and any related agreements have been duly authorized by all necessary corporate action on its behalf, and do not and will not violate any provision of its organizational documents or result in a material breach of or constitute a material default under any agreement, indenture, or instrument of which it is a party or by which it or its properties may be bound or affected.

(c) Litigation. Except as set forth on Schedule 3.3, there are no actions, suits, or proceedings pending or, to the best of Developer’s knowledge, threatened against Developer or any of its properties before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to it, would have a material adverse effect on the transactions contemplated by this Agreement.

(d) Execution. Developer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Republic) this Agreement constitutes a legal, valid and binding obligation of Developer enforceable against Developer in accordance with its terms.

3.4 Republic Representations. Republic hereby represents and warrants to Developer as of the Effective Date as follows:

(a) Existence. Republic is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas. Republic has the power and lawful authority to enter into and perform its obligations under this Agreement and any other documents required by this Agreement to be delivered by Republic.

(b) Authorization. The execution, delivery, and performance by Republic of and under this Agreement and any related agreements have been duly authorized by all necessary entity action on its behalf, and do not and will not violate any provision of its organizational documents or result in a material breach of or constitute a material default under any agreement, indenture, or instrument of which it is a party or by which it or its properties may be bound or affected.

(c) Litigation. There are no actions, suits, or proceedings pending or, to the best of Republic’s knowledge, threatened against Republic or any of its properties before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Republic, would have a material adverse effect on the transactions contemplated by this Agreement.

(d) Execution. Republic has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Developer) this Agreement constitutes a legal, valid and binding obligation of Republic enforceable against Republic in accordance with its terms.

3.5 Representations and Warranties—General. Each party acknowledges that its representations and warranties as set forth above will be relied upon by the other in entering into and performing under this Agreement. The representations and warranties contained in this Article shall survive the termination of this Agreement. The person executing this Agreement on behalf of Republic or Developer represents and warrants that he or she is authorized to execute this Agreement on behalf of Republic or Developer in the capacity stated.

ARTICLE 4.

Delivery

4.1 Delivery Point. Landfill Gas extracted from the Landfill and made available to Developer pursuant to this Agreement shall be made available at the Delivery Point.

4.2 Title/Risk of Loss. Title to Landfill Gas extracted from the Landfill and made available to Developer pursuant to this Agreement shall pass to and be absolutely vested in Developer after passing through the Delivery Point and liability for and the risk of loss of such Landfill Gas shall follow title. Notwithstanding anything to the contrary set forth in this Agreement, any Landfill Gas not accepted or utilized by Developer or in excess of the Design Capacity may be utilized by Republic, including, without limitation, for commercial purposes. Failure of Developer to utilize any Processable Landfill Gas shall not excuse Developer’s obligation to pay the Minimum Payment.

4.3 Deleterious Substances. The parties recognize that Landfill Gas may contain or be delivered with corrosive, deleterious, or otherwise harmful substances of all types. Republic shall have no obligation to pay costs for repair or replacement of the Developer Facility caused by such substances and Developer shall accept the risk of such substances.

4.4 NO GUARANTY OF QUALITY OR QUANTITY OF LANDFILL GAS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, INCLUDING, WITHOUT LIMITATION, THE INCLUSION OF ANY REFERENCE TO PROCESSABLE LANDFILL GAS, NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A GUARANTY BY REPUBLIC OF THE QUALITY OR QUANTITY OF LANDFILL GAS TO BE MADE AVAILABLE TO DEVELOPER. DEVELOPER REPRESENTS AND WARRANTS THAT IT HAS PERFORMED ITS OWN DUE DILIGENCE RELATING TO THE LANDFILL AND THE RELATED PRODUCTION OF LANDFILL GAS NEEDED TO DETERMINE THE FEASIBILITY AND ECONOMIC VIABILITY OF DEVELOPER’S PROJECT, AND THAT IT IS SATISFIED WITH SUCH DUE DILIGENCE AND THE RESULTS THEREOF.

4.5 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER, EXPRESS, OR IMPLIED. ALL IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. DEVELOPER HEREBY WAIVES AND RELEASES ANY CLAIM IT MAY HAVE AGAINST REPUBLIC UNDER ANY THEORY OF LAW OR EQUITY BASED ON THE QUALITY, QUANTITY, CONTENT OR CHARACTERISTICS OF THE LANDFILL GAS SOLD AND PURCHASED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY CLAIMS BASED ON ANY VIOLATION OF ENVIRONMENTAL LAWS.

ARTICLE 5.

General Obligations, Warranties, and Covenants

5.1 Collection System.

(a) Transfer of Title to Area A Gas Collection System. Upon the execution of this Agreement, Developer shall transfer to Republic, free and clear of any liens, claims or encumbrances, title to all components of the Area A Gas Collection System for a sale price of [***], and represents and warrants (i) that, to Developer’s knowledge, the Area A Gas Collection System is in good operating condition and working order, ordinary wear and tear excepted including any impact of Area D being placed above the Area A Gas Collection System, and (ii) that the Area A Gas Collection System represents all components of the landfill gas collection system(s) installed by Developer at the Landfill. Developer acknowledges that, subject to the obligations of Republic as set forth in this Agreement, and subject to the rights of Developer under the [***], if it is in effect, Republic shall, from and after the Effective Date, have the sole right and authority to operate and maintain the Collection System.

(b) Improvements to Collection System. Developer shall reimburse Republic up to an aggregate of [***] in documented capital improvements to the Collection System made by Republic during the first twelve (12) months of the Term consistent with the capital plan attached hereto as Exhibit B, which capital plan depicts Republic’s separation of the Collection System into subdivided collection systems as depicted on Exhibit B-1. Developer shall reimburse Republic for eligible expenditures within forty-five (45) days after Republic submits to Developer adequate documentation to confirm completion of the applicable improvements and the expenditures made by Republic. Payments under this paragraph are separate and distinct from the payments referenced in paragraph (f) of this Section 5.1, and in Section 2.8.

(c) Installation of Delivery Point Metering. Upon execution of this Agreement, Developer will install thermal mass flow meter(s) as necessary to measure total flow available at the Delivery Point. The exact location of the meter(s) will be subject to the mutual agreement of Republic and Developer.

(d) Installation of Additional Flare Capacity. Developer agrees to design, permit and construct an additional candlestick flare on the Developer’s side of the Delivery Point as soon as reasonably practical following the Effective Date, but in no event later than twenty- four (24) months after the execution of this Agreement. Installation of this additional flare is contingent only on Developer acquiring all applicable permits, which it will use reasonable best efforts to obtain. The exact design, location and size of this additional flare will be determined by the Developer, subject to the reasonable approval of Republic, based on expected flows and permitted limits; provided that Developer intends to install this additional flare immediately downstream of the blowers at the inlet of Developer’s Facility.

(e) Maintenance of Collection System. Republic shall, [***]. In no way limiting Developer’s obligations in this Agreement, if for any reason primarily related to Developer’s activities on the Landfill, and not primarily related to Republic’s activities, Republic is required to purchase any offsets, or additional equipment to comply with Applicable Laws, Developer shall be responsible for any such documented additional costs and expenses.

(f) Reimbursement for Capital Improvements. In addition to the payments referenced in Section 5.1(b), during the Term of this Agreement, Developer will reimburse Republic up to an aggregate of [***] in documented capital improvements to the Collection System incurred by Republic during each calendar year (prorated for any partial year). Developer shall reimburse Republic for eligible expenditures within forty-five (45) days after Republic submits to Developer adequate documentation to confirm completion of the applicable improvements and the expenditures made by Republic. To the extent that Republic desires to expand or modify the Collection System (beyond any regular or typical repair or maintenance activities), [***].

(g) Voluntary Improvements to the Collection System. [***]. In no way limiting the foregoing, Developer must obtain Republic’s approval of the type, design, location, timing, and costs of any modifications or additions to the Collection System prior to installation or modification. In addition, Developer will utilize landfill engineering and installation firms acceptable to Republic to design and install the additional wells and modifications to the Collection System. All costs and expenses associated with the design, installation and testing of additional wells, as well as modifications to the Collection System installed by Developer are the sole responsibility of Developer. All modifications and additions shall be the property of Republic and, after their installation, Republic shall be responsible for the operation, maintenance and repair of such modifications and additions in accordance with the terms of this Agreement applicable to the Collection System.

(h) Permits and Approvals. As and when required hereunder, Developer shall promptly obtain, at its sole cost and expense, all necessary environmental impact studies, statements or reports, zoning and land use approvals, permits, licenses and utilities for the installation and construction of any Replacement Facility, the improvements set forth in Section 5.1, and any authorized improvements to the Collection System made by Developer, and shall comply with all Applicable Laws. At all times during the term hereof, Developer shall, at its sole cost and expense, obtain and maintain in effect all permits, authorizations, easements, and rights of way required in connection with the installation, construction, expansion, modification or addition to, or the operation, repair or maintenance of the Developer Facility, and Developer shall comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Developer’s use of the Developer Facility. In all cases, Developer shall provide to Republic copies of all applications, filings or communications related to any permitting efforts to be made by or on behalf of Developer with third parties in connection with any of the foregoing at least fourteen (14) business days prior to their submittal and Republic agrees to provide any comments within seven (7) business days after receipt. At Developer’s request and expense, Republic shall reasonably cooperate with Developer in connection with any hearings, proceedings or other procedures, and with the preparation of any environmental impact reports or studies required in connection with any permits, authorizations or easements related to the installation, construction or expansion of, modification or addition to, or the operation, repair or maintenance of the Developer Facility. Notwithstanding the foregoing, Republic may elect, at its sole cost and expense, to participate in any hearings, proceedings or other procedures, in which Developer is a participant and is permitted to participate, and with the preparation of any environmental impact reports or studies required in connection with any permits, authorizations or easements related to the installation, construction or expansion of, modification or addition to, or operation, repair or maintenance of the Developer Facility. Republic shall be responsible for obtaining and for paying all costs associated with initial and recurring permits required by any Government Entity with respect to the operation of the Landfill and the Collection System, and all permits, authorizations, easements, and rights of way required in connection with the installation, construction, expansion, modification or addition to, or the operation, repair or maintenance of the Landfill and Collection System (but not including the Developer Facility, or any operations associated therewith). Developer shall not submit any applications, filings or communications relating to the installation, construction, expansion, modification or addition to, or the operation, repair or maintenance of the Landfill and/or Collection System without Republic’s consent, which consent may be withheld in Republic’s sole and absolute discretion. If at any time during the term of this Agreement, Republic is required to obtain or modify any of its permits, licenses or approvals that it would not have been required to obtain and/or modify but for Developer’s activities or operations, Developer shall be responsible for all costs and expenses of Republic with respect to its obtaining and/or modifying such permits, licenses or approvals. Each party agrees to make available to the other copies of all environmental information reports, environmental impact reports, air impact assessment studies, environmental applications filed and other necessary available data in such party’s possession relating to the Landfill, the Developer Facility, which materials are reasonably necessary for the other party hereto in connection with this Agreement and shall be treated as Confidential Information as provided in this Agreement.

5.2 Design and Construction of the Replacement Facility. Developer shall be responsible for the design, construction, and operation of any Replacement Facility on the Site. Prior to the commencement of any construction, Developer shall, at its sole cost and expense, engage a qualified engineer to prepare plans and specifications in sufficient detail to show the design, character and appearance of the Replacement Facility, which shall be submitted to Republic for review. Such plans and specifications shall consider and comply with all Applicable Laws and requirements, including, without limitation, noise, aesthetics, appearance, odor, vibration and security. Within twenty (20) business days after Developer’s submission of the plans and specifications to Republic, Republic shall inform Developer in writing of any objections to the plans and specifications and in such event Developer shall have twenty (20) business days thereafter to revise the plans to address Republic’s objections. If Republic does not respond within such time period, Developer shall provide a second notice to Republic, referring to this Section and to the prior submittal, and if Republic has not provided any comments within ten (10) business days after the second notice, the plans and specifications shall be deemed approved by Republic. After the final plans and specifications have been approved, Developer may authorize reasonable changes thereto, provided that they do not alter the design, character, capacity, aesthetics and/or appearance of the Replacement Facility. No later than the beginning of construction of the Replacement Facility, Developer shall be responsible to obtain and maintain in effect for the benefit of Republic a completion and performance bond relating to the construction and operation of the Replacement Facility in the amount of the expected construction costs of the Replacement Facility up to [***], and all appropriate insurance coverages for the intended construction. Upon the commencement of any construction and until such construction is completed, Developer shall report to Republic monthly on the status of the construction of the Replacement Facility. Republic’s review and approval of Developer’s plans and specifications shall not alter any obligations or responsibilities of Developer hereunder, nor shall such review and approval create any warranties as to the design, suitability, capability, or expected performance of the Replacement Facility or operations. Notwithstanding Republic’s right to review and comment on the plans for the Replacement Facility, all proprietary data, drawings, plans, specifications and reports developed by Developer and related to the Replacement Facility will remain the intellectual property of Developer. Developer shall provide Republic with copies of all permits, licenses and approvals granted to Developer relating to the Replacement Facility and planned business operations as of the Commercial Operations Date and thereafter upon the request of Republic. Republic shall release the completion and performance bond within thirty (30) days after the Commercial Operations Date of any Replacement Facility. For the avoidance of doubt, modifications and improvements to the Existing Facility are not intended to be governed by this Section 5.3.

5.3 Right of Inspection. Republic and its agents, and the representatives of any applicable regulatory authority, shall have the right to enter upon the Site from time to time during the term hereof to examine the condition and use of the Developer Facility, and to inspect work in progress. However, no such inspection shall be construed as an approval of Developer’s design, construction and/or operation of the Developer Facility, or that any such design, construction or operation of the Developer Facility complies with the approved plans and specifications or the terms and conditions of this Agreement.

5.4 Developer’s Maintenance of the Developer Facility. Developer shall maintain, operate, improve and preserve the Developer Facility and the Site at all times in good working order and a neat and clean condition, ordinary wear and tear excepted, in conformity with Applicable Laws and the terms and conditions of this Agreement; provided further that Developer’s operation of the Developer Facility will not have an adverse impact on the Landfill and adjoining properties and/or communities with respect to noise, odor, vibration, site aesthetics and security (“Neighborhood Impacts”). [***], Developer agrees to continue to reasonably cooperate with Republic in Republic’s attempts to resolve any ongoing Neighborhood Impacts. Developer agrees to provide Republic with no less than two (2) business days advance notice of any planned shutdown of the Developer Facility for maintenance purposes.

5.5 Condensate. Subject to the provisions of Section 2.6 and the provisions set forth herein, [***]. In no way limiting the foregoing, (a) Developer shall be solely responsible for obtaining any and all permits, consents, and approvals required by Applicable Laws solely for Developer’s disposal of Developer’s Condensate into Republic’s system; and (b) Developer shall, at its sole cost and expense, install, operate, and maintain in accurate working order metering equipment, at a location acceptable to Republic, for the measurement of the volume of Developer’s Condensate delivered to Republic’s system, and whenever Developer is adding Condensate to Republic’s disposal system shall make daily meter readings for such metering equipment and shall, within five (5) business days after the end of each calendar month of the Term, or sooner if required for compliance with Applicable Laws, deliver to Republic the data from such reading. Republic shall have the right, at Republic’s sole cost and expense, to sample Developer’s Condensate at any time. Developer shall not introduce to the Condensate any constituents or otherwise increase the quantity of any existing constituents that would result in Republic’s non-compliance with any permits, licenses, authorizations, Applicable Laws or Republic’s guidelines with respect to the disposal of the Condensate. If, for any reason, Developer’s Condensate would limit Republic’s ability, or prohibit Republic from being able, to dispose of all of Republic’s Condensate and leachate in accordance with Republic’s permits licenses or authorizations, Applicable Laws or Republic’s guidelines, or if in any way Republic’s acceptance of any of Developer’s Condensate would affect or otherwise limit Republic’s ability to obtain any permits, licenses or other authorizations relating to Republic’s operations, Republic may refuse to accept all or any portion of Developer’s Condensate, and Developer shall be solely responsible for the proper disposal of such Condensate not accepted by Republic, and any cost and expense related thereto. Under all circumstances, Developer shall take appropriate action to ensure that there is no spillage or unintended discharge of Developer’s Condensate into the environment from the Developer Facility or any pipeline or other mechanism carrying Developer’s Condensate from the Developer Facility to Republic’s system or any other disposal system, and that all pipelines and other equipment used by Developer for the storage, transportation, or disposal of Developer’s Condensate are operated and maintained in compliance with all Applicable Laws. For the avoidance of doubt, Developer shall only be responsible for the disposal of Developer’s Condensate produced at the Developer Facility (generated past the Delivery Point).

5.6 [***].

5.7 Taxes. All Taxes now or hereafter imposed upon the production, severance, gathering, sale or delivery of Landfill Gas delivered or made available by Republic to Developer prior to the Delivery Point shall be paid by Republic. All Taxes now or hereafter imposed upon the production, severance, gathering, sale or delivery of Landfill Gas, Biomethane, Environmental Attributes and/or any Constituent Products at and following the Delivery Point shall be paid by Developer. In addition, Developer shall be solely responsible for all Taxes or other fees, costs, or expenses attributable to the Developer Facility, the Site and related easements, and Republic shall be solely responsible for all Taxes or other fees, costs, or expenses attributable to the Landfill (other than the Site) and the Collection System. Taxes payable hereunder shall not include the following:

(a) [***],

(b) [***], and

(c) [***].

5.8 Indemnification. To the fullest extent permitted by law, Developer and Republic, each as indemnitor, shall indemnify and defend (as to third party claims only) the other against and hold harmless the other and any Affiliate thereof and their directors, members, managers, officers, partners, shareholders, employees, agents, representatives, co-venturers, contractors or servants, for, from, and against, any and all Claims, whether taxable or not, attributable to, arising out of and/or to the extent resulting from (i) the negligence (applying a comparative negligence standard with respect to any concurrent negligence between the parties hereto) of the applicable indemnitor, its Affiliates, contractors, subcontractors, employees, representatives or agents, (ii) willful misconduct of the applicable indemnitor, its Affiliates, contractors, subcontractors, employees, representatives or agents, (iii) the breach by the applicable indemnitor of any representations or warranties in this Agreement, and/or (iv) performance or nonperformance of any obligations under and pursuant to this Agreement, by the applicable indemnitor, its Affiliates, contractors, subcontractors, employees, representatives or agents. The rights to indemnification set forth herein are not intended to be exclusive of any other right or remedy otherwise available. All rights hereunder shall be cumulative and in addition to all other rights and remedies. The obligations set forth in this Section shall survive the termination or expiration of this Agreement. Notwithstanding anything herein to the contrary, Developer acknowledges and agrees (a) that other third party contractors have or may have separate operations on or around the Landfill that may include, without limitation, excavation and blasting, (b) that such operations include inherent risks affecting the parties hereto, against which the respective parties shall be responsible for protecting themselves, and (c) that Republic’s obligations to Developer hereunder, including without limitation, its obligations to indemnify Developer, are limited to Republic’s specific obligations to Developer as set forth in this Agreement, and shall not include any Claims relating to any third party contractors with separate operations on or relating to the Landfill.

5.9 Inspection of Books and Records; Accounting. Each party hereto shall have the right to inspect, audit, copy and verify the books, charts and records of the other party pertaining to the operations and the transactions that are the subject matter of this Agreement, at the office of the other party where such records are maintained, during normal business hours upon five (5) business days’ advance written notice. Each party agrees to keep its books and records of account so pertaining to this Agreement in accordance with generally accepted accounting principles and practices in the industry. If either party finds at any time within two (2) years after the date of any payment made hereunder that there has been an overpayment or underpayment to Republic or Developer, the party finding the error shall promptly notify the other party in writing detailing the amount and explanation of the error. In the event of an underpayment to Republic, Developer shall pay the amount due within fifteen (15) days after the receipt of the bill correcting such error, with interest in the manner provided in Section 2.3 of this Agreement applied from the date any such payment should have been made. In the event of an overpayment to Republic, Developer may only offset such overpayment against future payments due to Republic hereunder, without any interest component, unless the Agreement has terminated, or there will not be sufficient future payments against which such overpayments may be offset, in which case, Republic shall pay the amount due to Developer within fifteen (15) days after receipt of the bill correcting the error.

5.10 Quarterly Communications. The parties agree to hold direct communications on at least quarterly basis to discuss Developer’s current and projected operations, and Developer Facility capacity, Republic’s current and projected landfill operations at the Landfill, and the general quality and quantity of Landfill Gas.

5.11 Non-Dedication of Facilities. Unless otherwise required by Applicable Law, neither party shall dedicate any part of any facility owned or operated by it at or relating to the Landfill for the production of gas or Biomethane to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.

5.12 Flare Operations at the Landfill. Any Landfill Gas not accepted by Developer for processing in the Developer Facility from time to time may be utilized or flared by Republic as it, in its discretion, determines. The parties hereto agree and acknowledge that the Republic may, in its discretion, divert Landfill Gas prior to the Delivery Point sufficient to satisfy Flare Turndown Requirements. Any Landfill Gas accepted by Developer and not processed in the Developer Facility shall be flared by Developer in accordance with applicable law.

5.13 Right of First Refusal. Notwithstanding anything herein to the contrary, and in no way (x) expanding any rights that Developer may have to assign its rights hereunder, if any, or (y) limiting Republic’s ability to refuse assignment of Developer’s rights hereunder, as provided in Section 10.11 of this Agreement, if at any time prior to the termination of this Agreement, Developer desires to sell the Developer Facility to an unrelated third party, Developer shall first notify Republic in writing of such desire, with the notice setting forth (i) a statement that Developer has received a bona fide offer from an unrelated third party to purchase the Developer Facility for a purchase price denominated and payable only in United States dollars at closing or according to specified terms, and to assume all of Developer’s obligations and rights hereunder and under the related Site Lease, and that Developer is willing to accept the offer, (ii) the name and address of the offeror and the terms of the offer, and (iii) an offer to sell the Developer Facility to Republic at the same price and pursuant to the same terms offered to Developer. In addition to the foregoing, to the extent available, Developer shall provide to Republic such financial information or other evidence as may be requested evidencing the ability and intent of the bona fide offeror to complete the proposed purchase transaction. Republic shall have a period of forty-five (45) days from receipt of the sales notice within which to exercise its right of first refusal, and closing of any purchase of the Developer Facility shall occur within the later of forty-five (45) days after notice of such exercise is given or the proposed closing date in the third-party offer. If Republic purchases the Developer Facility, the Site Lease and Guaranty shall terminate; provided that the termination of such agreements shall not affect any liabilities or obligations of Developer that arose under or with respect to those agreements prior to the purchase of the Facility by Republic. If Republic does not exercise its right of first refusal hereunder, and assuming the proposed offeror is an eligible assignee hereunder, and Republic consents to the assignment as provided herein, Developer shall be free for a period of ninety (90) days thereafter to sell the Developer Facility and assign its rights hereunder and under the Site Lease to the same offeror, and on terms and conditions that are no more favorable to the offeror than those included in Developer’s notice to Republic.

ARTICLE 6.

Measurement

6.1 Metering and Measurement. Developer shall install and maintain the equipment necessary to measure the MMbtu value and flow of Landfill Gas made available by Republic to Developer at the Delivery Point and the MMbtu value and flow of Biomethane generated from the Developer Facility. The delivery of Landfill Gas and the production of Biomethane shall be measured in MMbtus utilizing the following main components provided and maintained at the sole cost and expense of Developer, with the specific metering devices being subject to the reasonable approval of Republic: [***]. Such equipment must be installed and operated, and gas measurement computations must be made, in accordance with current industry standards and good engineering practices, and shall be located as close to the Delivery Point of the Landfill Gas and the Sales Point of the Biomethane as reasonably practicable. Republic may, at its option and expense, install and operate meters, instruments, and other equipment to verify the accuracy of Developer’s measuring equipment, but such equipment must not interfere materially with the operation of Developer’s measuring equipment or the Developer Facility. The check equipment installed by Republic, if any, is subject at all reasonable times to inspection or examination by Developer, but the calibration and adjustment thereof may be performed only by employees or agents of Republic. Notwithstanding Republic’s right to install its own check equipment, the measurement of Landfill Gas and/or Biomethane for the purposes of this Agreement will be performed only by Developer’s measuring equipment. Developer, at its sole cost and expense, shall keep the metering equipment of Developer accurate and in repair, making a minimum of one (1) test each six (6) months during the term of this Agreement. Each party shall have the right to have its representatives and agents present at any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the metering equipment used for measuring Landfill Gas and Biomethane hereunder. Developer shall give Republic at least three (3) business days advance notice of any such activities so that Republic may have its representative(s) present; provided, however, that if Developer gives such notice and a representative of Republic is not present at the time specified, Developer may proceed. Tests to verify the accuracy of measuring equipment shall be performed by the manufacturer of the equipment, or other third party reasonably acceptable to Republic, and the result of each test shall continue to be used until the results of a subsequent test are known. In addition, Republic may request a special test of the metering equipment at any time. The expense of any such special test shall be borne by Republic if the equipment is found to be inaccurate by [***] percent ([***]%) or less; otherwise such expense shall be borne by Developer. If, upon any test, the equipment measuring the Biomethane produced by the Developer Facility is found to be inaccurate by more than [***]percent ([***]%), meter readings shall be corrected for a period extending back to the time such inaccuracy first occurred, if that time can be ascertained. If that time is not ascertainable, corrections shall be made for [***] of the elapsed time since a previous meter test verified operation within [***] percent ([***]%) accuracy. No adjustment to any payments will be made with respect to meter errors of two percent ([***]%) [***]. If any equipment requires replacement, Developer shall replace it promptly with a similar or more accurate type of equipment, subject to Republic’s reasonable approval.

6.2 System Conditions. The parties recognize that moisture, pressure, or other conditions within the system may prevent available metering equipment from maintaining proper calibrations. If such conditions persist, the parties will attempt to determine by mutual agreement a protocol for estimating Landfill Gas and Biomethane deliveries using such data as is available. If the parties cannot so mutually agree, they will appoint a mutually acceptable third party consultant and will share equally the cost of such consultant, and will accept the recommendations of such consultant in estimating Biomethane and Landfill Gas deliveries thereafter.

6.3 Specific Metering Issues. For purposes of this Agreement, atmospheric pressure is assumed, unless otherwise established by the standard gas measurement procedures in the industry, to be 14.74 psia. In addition, the specific gravity and the gross heating value of the gas flowing through the meter(s) may be determined by “on-site” sampling and laboratory analysis or by any other method that is of standard industry practice. The unit of measurement is one cubic foot at a pressure base of 14.74 psia and at a temperature base of sixty (60) degrees Fahrenheit. Meter measurements will be computed by Developer into such units in accordance with the ideal gas laws for volume variations due to metered pressure and corrected for deviation using average values of recorded specific gravity and flowing temperature.

ARTICLE 7.

Default and Damages

7.1 Event of Default. The occurrence of any of the following events or conditions with respect to a party shall constitute an Event of Default under this Agreement:

(a) Republic fails to receive from Developer when due and payable any payment or amount due under this Agreement within ten (10) days after giving written notice to Developer of the nonpayment.

(b) Developer’s failure to complete any of the Project Milestones by the assigned date, subject to any period of delay caused by a Force Majeure, subject to the provisions in Section 3.1 regarding the suspension of Republic’s termination right. If Republic waives an Event of Default involving any particular Project Milestone, such waiver shall not affect or act to extend the date for performance of any other Project Milestone.

(c) Failure of either party to satisfy and perform any of the other obligations (such obligations not covered by items (a), (b), (d), (e) or (f) hereof) imposed on it by the terms, covenants or promises of this Agreement, and such failure is not cured to the other party’s reasonable satisfaction within sixty (60) days after receipt of a Notice of Default specifying the nature of the failure; provided, however, no party shall have the right to cure any nonperformance under this Agreement if any substantially similar nonperformance by such party has occurred two (2) times or more within the six (6)-month period preceding the occurrence of the then-current nonperformance. If a Nonmonetary Default occurs, then, so long as the defaulting party has begun all reasonable efforts to cure such failure and within sixty (60) days after the Notice of Default is diligently pursuing the curing of the failure, the defaulting party shall have an additional period of ninety (90) days from receipt of such Notice of Default (or one hundred and fifty (150) days total) within which to cure the Nonmonetary Default. Lack of finances or lack of financial resources of the party claiming that a failure is a Nonmonetary Default shall never excuse the payment of money nor cause a failure to constitute a Nonmonetary Default, nor shall it be considered an event of Force Majeure.

(d) Notwithstanding the provisions of paragraph (c) above, if any breach or default by Developer under this Agreement subjects Republic to any risk of loss, liabilities, legal actions, penalties, fines, etc., with respect to any permits, licenses or authorization relating to Republic’s primary activities as provided in Section 2.6 of this Agreement, Developer’s right to cure shall be for a period equal to the lesser of ten (10) business days or such lesser period as may be mandated by any applicable regulatory authority with respect to Republic’s obligation to cure or rectify any violations relating to is permits, licenses, or other authorizations. Any Notice of Default given pursuant to this Section shall include a specific reference to this Section.

(e) (i) Either party becomes insolvent or unable to pay its debts when due; generally fails to pay its debts when due; files a petition in any bankruptcy, reorganization, winding up, or liquidation proceeding or other proceeding analogous in purpose or effect relating to such party; applies for or consents to the appointment of a receiver, trustee, or other custodian for the bankruptcy, reorganization, winding up or liquidation of such party; makes an assignment for the benefit of creditors; or admits in writing that it is unable to pay its debts; (ii) any court order or judgment is entered confirming the bankruptcy or insolvency of Developer or Republic, or approving any reorganization, winding up or liquidation of Developer or Republic or a substantial portion of its assets; (iii) there is instituted against Developer or Republic any bankruptcy, reorganization, winding up or liquidation proceeding, or other proceeding analogous in purpose or effect, and the same is not dismissed within (90) days after the institution thereof; or (iv) a receiver, trustee or other custodian is appointed for any part of the assets of Developer or Republic.

(f) A default or breach has occurred and not been cured (to the extent applicable) under the Site Lease and/or the Guaranty of even date herewith.

7.2 Republic’s Remedies. At any time after an Event of Default by Developer has occurred and not been cured as provided in Section 7.1 of this Agreement, Republic may without obligation do any one or more of the following:

(a) Terminate this Agreement, the Site Lease, [***], if one is in place, and/or the Guaranty and cease to deliver Landfill Gas to Developer.

(b) Sell Landfill Gas to any other user(s).

(c) Proceed to protect and enforce any or all its rights and remedies under this Agreement, the Site Lease, [***], if one is in place, and/or the Guaranty, and to exercise any or all other rights and remedies available to it at law, in equity or by statute.

7.3 Developer’s Remedies. At any time after an Event of Default by Republic has occurred and not been cured as provided in Section 7.1 of this Agreement, Developer may without obligation do any one or more of the following:

(a) Terminate this Agreement, the Site Lease, and [***], if one is in place, and cease to purchase Landfill Gas from Republic.

(b) Remove the Developer Facility and any additions, improvements, equipment and fixtures or property of Developer on the property leased pursuant to the Site Lease.

(c) Subject to any limitations set forth in this Agreement, proceed to protect and enforce any or all of its rights and remedies under this Agreement and to exercise any and all other rights and remedies available to it at law, in equity or by statute.

7.4 Early Termination. Notwithstanding anything herein to the contrary, if (i) any regulatory or legislative body with jurisdiction over Developer’s activities at the Landfill prohibits Developer’s use of Landfill Gas to produce Biomethane, or materially and adversely affects the economics of such production of Biomethane by Developer, or (ii) there occurs a change in Applicable Laws that materially and adversely affects Developer’s operations relating to this Agreement or the economic viability of the project, or (iii) there is insufficient Processable Landfill Gas (whether considering the quantity and/or quality of Landfill Gas) available to provide Developer sufficient Processable Landfill Gas to operate the Developer Facility on a monthly basis at [***] percent ([***]%) of its Existing Design Capacity for [***] period, Developer may terminate this Agreement [***]. Similarly, notwithstanding anything herein to the contrary, if (x) any regulatory or legislative body with jurisdiction over Republic’s activities at the Landfill prohibits Republic’s sale of Landfill Gas, or materially and adversely affects the economics of such sale of Landfill Gas to Developer, (y) Developer only pays Republic the Minimum Payment for [***] of any [***] period during the Term; or (z) there occurs a change in Applicable Laws that materially and adversely affects Republic’s rights and operations relating to this Agreement, Republic may terminate this Agreement [***].

7.5 Termination of Site Lease or Guaranty. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate in the event the Site Lease or Guaranty terminates for any reason.

7.6 Actions Upon Expiration or Termination. Upon expiration or termination of this Agreement and/or the Site Lease, and upon the request of Republic, Developer shall execute and deliver to Republic any documentation necessary to evidence the termination and revocation of any rights of Developer to the Site, the Landfill Gas and other rights provided in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 8.

Force Majeure

8.1 If either party is rendered unable, wholly or in part, by the occurrence of an event of Force Majeure to carry out its obligations under this Agreement, that party shall give to the other party prompt written notice of the event, which notice shall include a description of the nature of the event, its cause and possible consequences, its direct impact on the party’s inability to perform all or any part of its obligations under this Agreement, the expected duration of the event, and the steps being taken or proposed to be taken by the affected party to overcome the event; thereupon, the obligations of the party giving the notice shall be suspended (i) during, but no longer than, the continuance of the event, and (ii) only with respect to the party’s specific obligations hereunder affected by the event; provided that if the event continues for more than one hundred eighty (180) consecutive days, the party that has not asserted the event of Force Majeure may terminate this Agreement without liability to the other party upon giving written notice to the other party, except for any liabilities or obligations accruing to a party prior to the termination of this Agreement and those obligations that expressly survive the termination of this Agreement. The party claiming an event of Force Majeure shall promptly notify the other party of the termination of such event.

ARTICLE 9.

Insurance

9.1 Developer’s Insurance Coverage. At all times during the term of this Agreement, Developer shall, at its sole cost and expense, procure and maintain the following minimum types and amounts of insurance coverage; provided that nothing in this Articles shall be deemed to limit Developer’s obligations to Republic under this Agreement:

(a) All Risk Insurance. “All risk” property, fire, wind storm, extended coverage, and special extended coverage insurance with respect to the Developer Facility in an amount equal to one hundred percent (100%) of the full insurance replacement value net of deductibles (replacement cost new, including, without limitation, debris removal and demolition), with such additional coverage as Developer may elect or the holder of any fee or leasehold mortgage may require, including, without limitation, earthquake and flood coverage, hazardous materials endorsement, sprinkler leakage endorsement and machinery coverage that are commercially available for purchase.

(b) General Liability. Commercial general liability insurance against any and all applicable damages and liability, including contractual liability coverage and coverage with respect to attorney’s fees on account of or arising out of injuries to or the death of any person or damage to property, in, on or about the Landfill and the Site, in amounts not less than $[***]per occurrence for property damage or injury or death of one or more persons, and $[***] in the aggregate.

(c) Personal Property. Insurance adequate in an amount to cover damage to or replacement of, as necessary, the Developer Facility including, without limitation, leasehold improvements, trade fixtures, equipment, goods and inventory.

(d) Employer’s Liability/Workers Compensation. Employer’s liability insurance in an amount not less than $[***] per accident, and $[***] per employee by disease, and worker’s compensation insurance as required by Applicable Law.

(e) Environmental Liability/Impairment. Environmental liability or impairment insurance in amounts and types sufficient to cover any exposure related to any hazardous materials stored, generated, handled or disposed of by Developer, its agents or employees at the Landfill and any storage tanks maintained at the Landfill by Developer, its agents or employees, but in no event [***] per incident. If the environmental liability insurance policy is a “claims-made” policy, Developer must maintain such insurance for no less than three (3) years after the termination or expiration of this Agreement.

(f) Automobile Insurance. Automobile liability and bodily injury, property damage, contractual liability and sudden and accidental pollution insurance in an amount not less than [***], which coverage shall apply to all owned, non-owned, hired and leased vehicles (including trailers).

(g) Other Insurance. Such other insurance in such amounts as may reasonably be required by Republic against other insurable hazards as at the time are commonly insured against in case of prudent owners of comparable projects in the area in which the Landfill is located.

(h) Form of Insurance/Companies. All insurance required hereunder shall be in a form satisfactory to Republic and carried with companies reasonably acceptable to Republic, in good standing with the Department of Insurance for the state in which the Landfill is located, and have a rating issued by A.M. Best & Company of at least “A- VIII”. With the exception of the workers’ compensation policy, Republic and its affiliates and subsidiaries shall be named as additional insureds under all insurance policies required pursuant to the terms of this Section, and Developer shall provide Republic with a Certificate of Insurance showing the appropriate parties as additional insureds. The Certificate shall provide for a thirty (30) day written notice to Republic in the event of cancellation or material change of coverage. Not later than ten (10) business days prior to the expiration of any coverage, any renewals of or replacements for such contracts of insurance shall be delivered to Republic, together with proof of payment of the associated premiums. All deductibles in the above described insurance policies shall be at Developer’s sole cost and expense. All insurance shall be written as primary, noncontributing (except for claims arising out of sole negligence) with or in excess of any coverage that Developer does or may carry.

9.2 Republic’s Insurance Coverage. At all times during the term of this Agreement, Republic shall, at its sole cost and expense, procure and maintain the following minimum types and amounts of insurance coverage; provided that nothing in this Articles shall be deemed to limit Republic’s obligations to Developer under this Agreement:

(a) General Liability. Commercial general liability insurance against any and all applicable damages and liability, including contractual liability coverage and coverage with respect to attorney’s fees on account of or arising out of injuries to or the death of any person or damage to property, in, on or about the Landfill and the Site, in amounts not less than $[***] per occurrence for property damage or injury or death of one or more persons, and $[***] in the aggregate.

(b) Employer’s Liability/Workers Compensation. Employer’s liability insurance in an amount not less than $[***] per accident, and $[***] per employee by disease, and worker’s compensation insurance as required by Applicable Law.

(c) Environmental Liability/Impairment. Environmental liability or impairment insurance in amounts and types sufficient to cover any exposure related to any hazardous materials stored, generated, handled or disposed of by Republic, its agents or employees at the Landfill and any storage tanks maintained at the Landfill by Republic, its agents or employees, but in no event less than $[***] per incident. If the environmental liability insurance policy is a “claims-made” policy, Republic must maintain such insurance for no less than three (3) years after the expiration of this Agreement.

(d) Automobile Insurance. Automobile liability and bodily injury, property damage, contractual liability and sudden and accidental pollution insurance in an amount not less than $[***] per occurrence, which coverage shall apply to all owned, non-owned, hired and leased vehicles (including trailers).

(e) Form of Insurance/Companies. All insurance required hereunder shall be carried with companies in good standing with the Department of Insurance for the state in which the Landfill is located, and have a rating issued by A.M. Best & Company of at least “A- VIII”. Notwithstanding the foregoing, Republic can fulfill any of its insurance obligations hereunder through the use of self insurance, self insured retentions, and captive issued policies. With the exception of the workers’ compensation policy, Developer and its affiliates and subsidiaries shall be named as additional insureds under all insurance policies required pursuant to the terms of this Section, and Republic shall provide Developer with a Certificate of Insurance showing the appropriate parties as additional insureds. Republic shall endeavor to provide notice to Developer of cancellation or material change of coverage. All deductibles in the above described insurance policies shall be at Republic’s sole cost and expense. All insurance shall be written as primary, noncontributing (except for claims arising out of sole negligence) with or in excess of any coverage that Republic does or may carry.

9.3 Periodic Review of Coverages. Notwithstanding the provisions of Section 9.1, on the fifth (5th) anniversary of the Effective Date and every five (5) years thereafter during the term of this Agreement, the parties shall review the required insurance coverage requirements and, to the extent commercially available to Developer, Developer shall increase same to bear the same relation to landfill-gas-to-energy industry standards applicable to similarly sized plants in similar locations as they bear on the date of this Agreement. The foregoing limitation relating to commercial availability shall not limit the obligation of Developer to maintain the initial types and amounts of insurance required hereunder.

9.4 Right to Obtain Insurance. If either party fails to maintain any insurance required hereunder, the other party may, at such party’s election, after ten (10) days written notice to the other party, procure the same, it being hereby expressly covenanted and agreed that payment by such party of any such premium shall not be deemed to waive or release the obligation of the other party to make payment thereof. If a party procures any such insurance policy after notice to the other party, the premium cost thereof shall be immediately reimbursed to the paying party by the other party. A party’s failure to either procure or maintain the insurance required hereunder after five (5) days written notice from the other party to noncomplying party shall constitute an Event of Default by the noncomplying party under this Agreement.

9.5 Waiver of Subrogation. Each party waives any and all rights of recovery against the other party and its affiliates and subsidiaries and their representatives for loss or damage to any person or entity or to the Developer Facility or the Landfill or the fixtures, equipment, personal property, improvements, and alterations of Developer in or on the Developer Facility or the Landfill that are caused by or result from risks insured against under any insurance policies required to be carried by Developer pursuant to the terms of this Article to the extent and solely to the extent that Developer receives payment from the insurance provider for the full extent of the loss. Developer shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against Republic and its affiliates and subsidiaries and their representatives in connection with any damage covered by any policy of Developer.

ARTICLE 10.

Miscellaneous

10.1 Amendment. This Agreement may only be modified, amended, or supplemented by an instrument in writing executed by Developer and Republic.

10.2 Governing Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. Any Dispute shall be brought exclusively in the state or federal courts located in Maricopa County, Arizona. By execution and delivery of this Agreement, with respect to legal actions that may arise under this Agreement, each of the parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the Dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Arizona; (d) waives any right to trial by jury; (e) agrees that any such Dispute shall be decided by court trial without a jury; and (f) agrees that any party to this Agreement may file an original counterpart or a copy of this Article with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Article.

10.3 Attorneys’ Fees. If the parties resort to legal action for the enforcement or interpretation of this Agreement or for damages on account of a breach hereof, the prevailing party shall be entitled to an award of its fees and costs (whether taxable or not), including, without limitation, expert witness fees, all litigation related expenses, and reasonable attorneys’ fees incurred in connection with such action, which award shall be made by the court, not a jury. In determining which party is the prevailing party, the term “prevailing party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party.

10.4 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party. Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three (3) business days after the deposit in the United States mail of a writing addressed and sent as provided herein or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section; provided that such notice of change of address shall only be deemed effective upon actual receipt by the other party. Such notice shall be addressed as follows:

If to Developer, addressed to it at:

Attn: President

680 Andersen Drive

Foster Plaza 10, Fifth Floor

Pittsburgh, PA 15220

with a copy to

Attention: General Counsel

680 Andersen Drive

Foster Plaza 10, Fifth Floor

Pittsburgh, PA 15220

If to Republic, addressed to it at:

Attention: General Manager

McCarty Road Landfill TX, LP

5757A Oates Road

Houston, Texas 77078

with copies to

c/o Republic Services, Inc.

18500 North Allied Way

Phoenix, Arizona 85054

Attn: Director of Engineering

and

c/o Fennemore Craig, P C.

3003 North Central Avenue, Suite 2600

Phoenix, Arizona 85012

Attn: [***]

In addition, the parties shall provide any required notices hereunder to any third parties that are contractually entitled to receive any such notices, such as, for example, a Collateral Assignee of this Agreement; provided, however, written notice must be provided of such Collateral Assignee.

10.5 Headings. Headings or captions herein are merely for convenience and are not a part of this Agreement and shall not in any way modify or affect the provisions of this Agreement.

10.6 No Waiver. No delay or omission to exercise any right or power shall be construed to be a waiver of any default or acquiescence therein or a waiver of any right or power, and every such right and power may be exercised from time to time and as often as may be deemed expedient.

Either party’s acceptance of any performance due hereunder that does not comply strictly with the terms hereof shall not be deemed to be waiver of any right of such party to strict performance by the other party. Acceptance of past due amounts or partial payments shall not constitute a waiver of full and timely payment of any sums due hereunder.

10.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and facsimile signatures of parties hereto shall be acceptable for all purposes.

10.8 Severability. If any term or provision of this Agreement should be held invalid or unenforceable, the parties to this Agreement shall endeavor to replace such invalid terms or provisions by valid terms and provisions that correspond to the best of their original economic and general intentions. The invalidity or unenforceability of any term or provision hereof shall not be deemed to render the other terms or provisions hereof invalid or unenforceable.

10.9 Entire Agreement. This Agreement, the Site Lease, the Guaranty, and the [***], constitute the entire agreement between Developer and Republic relating to the subject matter hereof and supersede all prior written and oral agreements and understandings and all contemporaneous oral representations or warranties in connection therewith. Neither Developer nor Republic have made and do not make any representations or warranties, expressed or implied, except as herein specifically set forth, and Developer and Republic hereby expressly acknowledge that no such representations or warranties have been made by the other party.

10.10 Compliance With Laws. Each party to this Agreement shall comply with any and all Applicable Laws, orders, judgments or otherwise, of courts or regulatory bodies having jurisdiction that affect such party’s duties, obligations and performance pursuant to this Agreement. Republic and Developer shall timely make any necessary regulatory filings and make copies of such filings available to the other party.

10.11 Successors and Assigns.

(a) In General. This Agreement and all of the terms, conditions and limitations contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that except as otherwise provided herein, neither party hereto shall assign this Agreement nor any interest herein without first obtaining the written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, and notwithstanding the foregoing, Republic may assign all of its rights, duties and obligations hereunder to a third party purchaser of (1) the Landfill, (2) Republic, or (3) substantially all of the assets of Republic without the consent of Developer (provided that any such purchaser agrees in a writing to assume all of Republic’s duties and obligations hereunder). Notwithstanding anything herein to the contrary, and in no way limiting the foregoing, Developer acknowledges and agrees that Republic’s refusal to consent to a proposed assignment by Developer shall not be deemed unreasonable if, among other things, (i) Republic, or any of its Affiliates, has a significant or material history of litigation or disputes involving the proposed assignee or any of its Affiliates; (ii) the proposed assignee is, or is an Affiliate of, a competitor of Republic, its parent company or Affiliates, in the waste disposal or waste hauling business; (iii) the proposed assignee is not considered creditworthy by Republic in its reasonable judgment, which, at a minimum, means having financial capability that is not less than the financial capability of Developer as of the Effective Date, taking into account other financial assurances provided by Developer in this Agreement; or (iv) the proposed assignee does not, in Republic’s reasonable judgment, have the requisite technical experience relating to the assumption of Developer’s obligations hereunder.

(b) Collateral Assignment. Notwithstanding Section 10.11(a) above, upon the giving of written notice to the other party, either party may assign this Agreement to a Collateral Assignee pursuant to a form of collateral assignment reasonably acceptable to the non-assigning party; provided that the party requesting the collateral assignment shall pay the reasonable costs and expenses of the non-assigning party relating to the review and negotiation of a mutually acceptable form of collateral assignment. Any collateral assignment hereunder shall acknowledge the right, but not the obligation, of the Collateral Assignee or its permitted assignee under the collateral assignment to take all actions and exercise all rights of the assigning party in accordance with this Agreement, to have itself or its permitted assignee substituted for the assigning party under this Agreement, or to sell, assign, transfer or otherwise dispose of this Agreement to a permitted assignee; provided that, at a minimum, any subsequent sale, assignment, or transfer of this Agreement to any third party other than Collateral Assignee shall be subject to the same limitations and restrictions on transfer and assignment as set forth in paragraph (a) above, and provided that no such sale, transfer or assignment shall be made unless all obligations of the assigning party hereunder are current or are brought current at the time of such sale, transfer or assignment. Notwithstanding anything in this Agreement to the contrary, neither party shall terminate this Agreement or any of its obligations hereunder as the result of any default of the other party under this Agreement until after notice of such default is given by the party claiming the default to the Collateral Assignee and the expiration of any cure periods provided for in this Agreement, which cure periods shall begin to run from the time notice is given to the alleged defaulting party. Any process, stay or injunction issued by any Government Entity or pursuant to any bankruptcy or insolvency proceeding involving a party that would prohibit the Collateral Assignee from exercising such cure rights shall extend such cure periods for the period of such prohibition and if this Agreement is rejected or otherwise terminated as a result of any bankruptcy or insolvency proceeding affecting the assigning party, the nonassigning party will, at the request of the Collateral Assignee, enter into a new agreement with Collateral Assignee or a permitted assignee thereof having terms no less favorable to the nonassigning party than the terms of this Agreement; provided that any obligations of the assigning party that were outstanding at the time of any such bankruptcy or insolvency proceeding are paid in full or brought current, as the case may be, at the time any such new agreement is entered into (without taking into account the effect of any such bankruptcy or insolvency proceedings).

(c) Change of Control. For purposes of this Agreement, the direct or indirect sale or transfer of fifty percent (50%) or more of the membership interests of Developer to an unrelated third party, or a transfer to an unrelated third party of the power to direct or cause the direction of the day-to-day management and policies of Developer, shall be deemed to be an assignment of Developer’s rights and obligations under this Agreement and subject to the provisions of this Section 10.11; provided that in the event of a change of control that involves the sale of a substantive parent of Developer (i.e., a parent organization that controls significant assets and operations similar to those of Developer other than just Developer itself, such as, by way of example only, Montauk Energy Capital, LLC, or Montauk Energy Holdings, LLC, as they exist as of the date of this Agreement) to an unrelated third party in an arm’s length transaction, the provisions of Section 10.11(a)(iii) and (iv) shall not apply.

10.12 Interpretation. The terms and provisions of this Agreement are not to be construed more liberally in favor of, nor more strictly against, either party. To the extent the covenants of the parties under this Agreement create obligations that extend beyond the termination or expiration of this Agreement (including, without limitation Sections 2.2, 2.3, 2.4, 4.3, 4.4, 4.5, 5.8, 5.9, 5.10, 7.6, and Articles 3, 9 and 10), the applicable provisions of this Agreement shall be deemed to survive such termination or expiration for the limited purpose of enforcing such covenants and obligations in accordance with the terms of this Agreement. All exhibits and schedules attached hereto are incorporated herein by this reference.

10.13 Further Assurances. The parties shall perform all such acts (including without limitation executing and delivering instruments and documents) as reasonably may be necessary to fully effectuate the intent and each and all of the purposes of this Agreement, including consents to any assignments, transfers, subleases, or easements permitted hereunder.

10.14 No Partnership. Nothing contained in this Agreement shall be construed to create any association, trust, partnership, or joint venture or impose a trust or partnership, duty, obligation, or liability or an agency relationship on, or with regard to, either party. Neither party hereto shall have the right to bind or obligate the other in any way or manner unless otherwise provided for herein.

10.15 Confidential Information.

(a) Except as required by Applicable Law, neither party shall, without the prior written consent of the disclosing party, disclose (regardless of the form of disclosure) any Confidential Information to any Recipients who (i) shall be obligated to keep such Confidential Information confidential, and (ii) need access to such Confidential Information to assist the receiving party in the exercise of its rights and the performance of its obligations under this Agreement. The receiving party shall notify any Recipients of the confidential nature of the Confidential Information, and the receiving party hereby agrees to be responsible for any breach of the terms of this Section by any Recipients of Confidential Information from the receiving party.

(b) If a party is legally required to disclose Confidential Information by Applicable Law, the receiving party shall make reasonable efforts to resist disclosure of such information, and shall provide prompt notice of any judicial or other governmental action or other Applicable Law requiring disclosure to the disclosing party, and the disclosing party shall be afforded the opportunity (consistent with the legal obligations of the receiving party) to exhaust all reasonable legal remedies to maintain the Confidential Information in confidence.

(c) In the event that there is a breach by either party of the provisions of this Article, the disclosing party shall be entitled to seek a temporary and permanent injunction to restrain the receiving party from disclosing in whole or in part any Confidential Information, as prohibited hereunder, and the disclosing party shall be entitled to reimbursement for all costs and expenses, including reasonable attorney’s fees, in connection therewith. Nothing in this Article shall be construed as prohibiting the disclosing party from pursuing such other remedies available to it for such breach including the recovery of damages from the receiving party.

(d) Upon the expiration of the term or the earlier termination of this Agreement, each party shall, promptly upon request, return or cause to be returned to the other party (i) all Confidential Information then held by such or any of its agents, representatives or employees, and (ii) all information and documents then held by Developer or any of its agents, representatives or employees related to the quantity, quality, components and elements of the Landfill Gas produced by the Landfill; provided that both parties may retain one copy of any documents retained solely for the purpose of compliance with Applicable Law or internal document retention policies.

10.16 Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and their successors and permitted assignees and is not intended to and shall not confer any rights or benefits on any other third party not a signatory hereto, except as explicitly provided in Section 10.11 of this Agreement with respect to certain lenders.

10.17 Waiver of Damages. Neither party hereunder shall be liable to the other party for any special, indirect, loss of use, lost profits, or consequential (other than actual and direct) damages arising under or out of this Agreement or the transactions contemplated herein.

10.18 Publicity and Corporate Identity. Unless otherwise required by Applicable Law, neither party may use the name, trade name, trademarks, service marks, or logos of the other party or the existence of this Agreement or the project described herein or any likeness, photo, film or similar like kind reproduction of the other’s facilities or property in any publicity releases, news releases, annual reports, signage, stationery, print literature, advertising, or websites without securing the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless otherwise required by Applicable Law, neither party shall issue any publicity or news release regarding the Developer Facility or project at the Landfill without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The parties shall not, without prior written consent of the other party, represent, directly or indirectly, that any product or service offered by the party has been approved or endorsed by the other party.

10.19 Guaranty and Site Lease. Developer agrees that upon the Effective Date (a) the Guarantor shall execute and deliver to Republic the Guaranty, under which the Guarantor shall guaranty the performance and payment obligations of Developer under this Agreement and the Site Lease, attached hereto as Exhibit C, and (b) the parties shall execute and deliver to each other the Site Lease, under which Developer, as Lessee, leases from Republic, as Lessor, the Site located at the Landfill and obtains easement rights to access the Facility, attached hereto as Exhibit D.

[Signatures are on the following page.]

IN WITNESS WHEREOF, Developer and Republic have executed this Agreement to be effective as of the Effective Date.

REPUBLIC:	DEVELOPER:

McCarty Road Landfill TX, LP	GSF Energy, L.L.C.
By: Allied Waste Landfill Holdings, Inc.
Its: General Partner

By: /s/ Joseph J. Benco	By: /s/ David R. Herman
Name: Joseph J. Benco	Name: David R. Herman
Title: Authorized Agent	Title: President
Date Signed: December 16, 2015	Date Signed: December 17, 2015

Exhibit A – Areas of the Landfill

Exhibit C – Guaranty

Exhibit D – Amended and Restated Site Lease Agreement

Schedule 3.3 - Litigation